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                                                                 EXHIBIT 4.9


                          THIRD SUPPLEMENTAL INDENTURE


          This THIRD SUPPLEMENTAL INDENTURE, dated as of May 22, 1998 (the "Third Supplemental Indenture"), is entered into by and among Telephone and Data Systems, Inc., an Iowa corporation ("TDS Iowa"), Telephone and Data Systems, Inc., a Delaware corporation ("TDS Delaware"), and The First National Bank of Chicago, a national banking association, as trustee (the "Trustee").

                              W I T N E S S E T H:

          WHEREAS, TDS Iowa and the Trustee are parties to an Indenture, dated as of October 15, 1997 (the "Indenture"), as supplemented by the First Supplemental Indenture dated as of November 18, 1997 (the "First Supplemental Indenture"), and as supplemented by the Second Supplemental Indenture dated as of February 10, 1998 (the "Second Supplemental Indenture"), relating to the issuance from time to time by TDS Iowa of its unsecured subordinated debt securities ("Debt Securities") on terms to be specified at the time of issuance;

          WHEREAS, capitalized terms herein, not otherwise defined, shall have the same meanings given them in the Indenture, First Supplemental Indenture and the Second Supplemental Indenture;

          WHEREAS, TDS Iowa has requested the Trustee to join with it in the execution and delivery of this Third Supplemental Indenture in order to supplement and amend the Indenture to recognize the merger (the "Merger") of TDS Iowa with and into its wholly-owned subsidiary, TDS Delaware;

          WHEREAS, the Merger will be consummated for the sole purpose of reincorporating TDS Iowa from Iowa to Delaware, and will not result in any change in its name, business, management, assets or liabilities;

          WHEREAS, Section 9.01 of the Indenture provides that a supplemental indenture may be entered into by TDS Iowa and the Trustee, without the consent of any Holders of Debt Securities, to evidence the succession of another corporation to the Issuer and the assumption by the successor corporation of the covenants, agreements and obligations of TDS Iowa;

          WHEREAS, pursuant to Section 9.01(b) of the Indenture, this Third Supplemental Indenture does not require the consent of any Holders of Debt Securities; and

          WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of TDS Iowa, TDS Delaware and the Trustee and a valid amendment of and supplement to the Indenture have been done.

               NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

          For and in consideration of the premises, it is mutually covenanted and agreed, for equal and proportionate benefit of all Holders of Debt Securities, as follows:

          Section 1.  SUCCESSION OF TDS IOWA BY TDS DELAWARE.

          (a) Subject to the effectiveness of the Merger, TDS Delaware, as successor to TDS Iowa, hereby expressly assumes the due and punctual payment of the principal of (premium, if any) and interest on all of the Debt Securities of all series, in accordance with the terms of each series, according to their tenor, and the due and punctual performance and observance of all of the covenants, conditions and other obligations of the Indenture and the Debt Securities to be performed or observed by TDS Iowa.

          (b) TDS Delaware shall succeed to, and be substituted for, and may exercise every right and power of, TDS Iowa under the Indenture with the same effect as if TDS Delaware had been named as TDS Iowa therein.

          Section 2.  NOTATION ON SECURITIES IN RESPECT OF
                      THIRD SUPPLEMENTAL INDENTURE.

          Debt Securities authenticated and delivered on and after the date hereof may bear substantially the following notation which may be stamped or typewritten thereon:

          "On May 22, 1998, Telephone and Data Systems, Inc., an Iowa corporation, was merged with and into Telephone and Data Systems, Inc., a Delaware corporation, which has assumed the due and punctual payment of the principal of (premium, if any) and interest on all of the Debt Securities of all series, in accordance with the terms of each series, according to their tenor, and the due and punctual performance and observance of all of the covenants, conditions and other obligations of the Indenture and the Securities to be performed or observed by Telephone and Data Systems, Inc., an Iowa corporation."

          If TDS Delaware shall so determine, new Debt Securities so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by TDS Delaware and authenticated and delivered by the Trustee in exchange for Debt Securities then Outstanding, and thereafter the notation herein provided shall no longer be necessary or required. Anything herein or in the


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Indenture to the contrary notwithstanding, the failure to affix the notation herein provided to any Debt Security or to exchange any Debt Security for a new Debt Security modified as herein provided shall not affect any of the rights of the Holder of such Debt Security.

          Section 3.  REFERENCE TO AND EFFECT ON THE INDENTURE.

          (a) On and after the date of this Third Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "hereof," or "herein" shall mean and be a reference to the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, and this Third Supplemental Indenture.

          (b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

          (c) All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Indenture.

          (d) This Third Supplemental Indenture shall be effective at the time the Merger is effective.

          Section 4.  GOVERNING LAW

          This Third Supplemental Indenture shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which govern the Indenture and its construction.

          Section 5.  COUNTERPARTS AND METHOD OF EXECUTION

          This Third Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

          Section 6.  SECTION TITLES

          Section titles are for descriptive purposes only and shall not control or alter the meaning of this Third Supplemental Indenture as set forth in the text.


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

          IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.


                              TELEPHONE AND DATA SYSTEMS, INC.,
                              an Iowa Corporation

[Corporate Seal]
                              By:
                                   ----------------------------
                                   LeRoy T. Carlson, Jr.
                                   President

Attest:


----------------------
Michael G. Hron
Secretary

                              TELEPHONE AND DATA SYSTEMS, INC.,
                              a Delaware Corporation

[Corporate Seal]
                              By:
                                   ----------------------------
                                   LeRoy T. Carlson, Jr.
                                   President

Attest:


----------------------
Michael G. Hron
Secretary

                              The FIRST NATIONAL BANK OF CHICAGO,
                              Trustee, a National Banking
                              Association

[Corporate Seal]
                              By:
                                   ----------------------------
                                   Its:

Attest:


--------------------------


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